Exhibit 99.1

Kris Bevill, Public Relations
701.280.5076 (Office) :: 701.306.8561 (Cell)
kris.bevill@alerus.com
investors.alerus.com

FOR IMMEDIATE RELEASE

ALERUS FINANCIAL CORPORATION ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

Ann McConn, Chief Shared Services Officer, to Retire on January 6, 2023. Missy Keney Promoted to Chief Engagement Officer and Jon Hendry to Assume Role of Chief Technology Officer.

GRAND FORKS, N.D. (July 20, 2022) – Alerus Financial Corporation (Nasdaq: ALRS) (the “Company”) announced a number of changes to its executive leadership team as part of its ongoing management succession plan. Chief Shared Services Officer Ann McConn will retire on January 6, 2023. She will transition her responsibilities to Missy Keney as Chief Engagement Officer and Executive Vice President, and Jon Hendry as Chief Technology Officer and Executive Vice President.

Ms. Keney, a 17-year Alerus employee, will lead the Company’s employee and client engagement strategies, in addition to marketing and branding efforts focused on driving growth and long-term value creation for shareholders. She will also lead talent management and total rewards, connecting the Company’s mission and vision with both the employee and client experience while building Alerus’ brand across the Company’s geographical footprint and its National Market. Ms. Keney, who previously served as the Director of Marketing and Client Experience, has been a member of the Company’s leadership team since 2017.

Mr. Hendry, a 38-year Alerus employee and member of the Alerus Financial, N.A. Board of Directors since 2008, will continue to oversee the Company’s technology infrastructure and initiatives. Mr. Hendry, who has served in numerous roles since joining the Company in 1984, will provide extensive experience and continued leadership over the Company’s digital transformation while aligning technology investments with the Company’s growth initiatives.

“We are fortunate to have had Ann McConn’s expertise and leadership in many areas of the Company for nearly 27 years and grateful she will continue to contribute her knowledge and guidance as Missy Keney and Jon Hendry transition into their new roles,” said President and Chief Executive Officer, Katie Lorenson. “Alerus has a deep bench of strong leaders, and Missy and Jon are talented professionals who have extensive knowledge of our culture and operations. Both have played significant roles in implementing the Company’s strategic plan and will be integral in contributing to the execution of our strategic initiatives, growth objectives, and continued top-quartile financial performance.”

These changes complete the executive leadership team transition led by Ms. Lorenson, who was appointed President and Chief Executive Officer effective January 1, 2022. Previous additions included Al Villalon as Chief Financial Officer effective February 1, 2022, and Jim Collins as Chief Banking and Revenue Officer effective May 31, 2022. They joined Ms. Lorenson and Karin Taylor, who serves as Chief Risk Officer. The six-person executive team has an average age of 49 and average tenure with the Company of 10 years.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company headquartered in Grand Forks, ND. Through its subsidiary, Alerus Financial, N.A., Alerus provides innovative and comprehensive financial solutions to businesses and consumers through four distinct business segments — banking, retirement and benefits services, wealth management, and mortgage. Alerus provides clients with a primary point of contact to help fully understand the unique needs and delivery channel preferences of each client. Clients are provided with competitive products, valuable insight, and sound advice supported by digital solutions designed to meet the clients’ needs. Alerus Financial banking and wealth management offices are in Grand Forks and Fargo, ND, the Minneapolis-St. Paul, MN metropolitan area and Phoenix, Scottsdale, and Mesa, AZ. Alerus Retirement and Benefits plan administration offices are in St. Paul, MN, East Lansing, MI, and Littleton, CO.

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